Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces June 30, 2025 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Andrea Raphael	404-724-4299 404-439-3428 212-323-4202

Atlanta, July 10, 2025 --- Invesco Ltd. (NYSE: IVZ)1 today reported preliminary month-end assets under management (AUM) of $2,001.4 billion, an increase of 3.0% versus previous month-end. The firm delivered net long-term inflows of $8.3 billion in the month. Non-management fee earning net outflows were $1.5 billion and money market net outflows were $10.6 billion. AUM was positively impacted by favorable market returns which increased AUM by $58 billion. FX and reinvested distributions increased AUM by $4.8 billion. Preliminary average total AUM for the quarter through June 30 were $1,897.4 billion, and preliminary average active AUM for the quarter through June 30 were $1,053.9 billion.

Total Assets Under Management
(in billions)	Total	ETFs & Index Strategies	Fundamental Fixed Income	Fundamental Equities	Private Markets	China JV & India	Multi- Asset / Other	Global Liquidity	QQQ

June 30, 2025[1]	$2,001.4	$546.9	$301.6	$288.3	$131.2	$120.2	$64.1	$196.4	$352.7
May 31, 2025	$1,942.7	$522.8	$298.0	$275.1	$129.1	$115.0	$62.0	$207.1	$333.6
April 30, 2025	$1,840.0	$492.4	$298.9	$261.1	$127.4	$112.1	$61.1	$187.9	$299.1
March 31, 2025	$1,844.8	$491.0	$291.9	$262.8	$131.3	$111.0	$59.4	$200.2	$297.2

1	All June numbers preliminary - subject to adjustment.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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